Exhibit 10.1

Verso Corporation
8540 Gander Creek Drive
Miamisburg, OH 45342
T 937 242 9500
F 937 242 9109 www.versoco.com

April 22, 2021

Matt Archambeau

Re: Termination of Employment

Dear Matt Archambeau:

This letter agreement (“Agreement”) sets forth the understanding and agreement between Verso Corporation, a Delaware corporation (together with any of its parents, subsidiaries and affiliates as may have employed you from time to time, and any and all successors thereto, the “Company”), and you regarding the termination of your employment with the Company. All capitalized terms used but not defined herein have the meanings given to them elsewhere in this Agreement.

1. Termination; Termination Date. Your employment with the Company terminated effective April 5, 2021, which was also your last day of active employment (the “Termination Date”).

2. Waiver and Termination Benefits. The Company will provide certain benefits to you following the Termination Date if you: (1) execute and not revoke the Waiver and Release of Claims Agreement set forth in Exhibit A (the “Waiver”), and (2) comply with all of your obligations under the Employment Agreement dated April 10, 2020 (“Employment Agreement”) and any other agreement between you and the Company that survives termination of your employment with the Company, including without limitation the Restrictive Covenant Agreement dated April 10, 2020 (“Restrictive Covenant Agreement”), copies of which are attached hereto as Exhibit D, and which are considered integral parts of this Agreement. The Termination Benefits are fully described in the attached Exhibit B (the “Termination Benefits”), and shall be offset by an Relocation Expenses in accordance with your Payback Agreement (“Payback Agreement”), attached hereto as Exhibit E. By signing this Waiver, you will be agreeing to waive certain legal rights, and you are hereby advised to consult with an attorney and to have the attorney review these documents with you before you sign them. Please understand that no Termination Benefits will be provided to the extent you fail to timely execute or revoke the Waiver.

3. Other Benefits. Notwithstanding your execution, if any, of the Waiver, the Company will provide to you certain Other Benefits outlined in Exhibit C (the “Other Benefits”) upon your Termination Date. These Other Benefits are outlined to you in Exhibit C as a summary, and are qualified and subject to all written plans, programs, contracts and other documents or policies underlying the benefits which may be modified and/or adopted from time to time.

4. Taxes. Except for any taxes that the Company is required to withhold and pay over to the applicable governmental authority, you will be ultimately and solely responsible for the timely payment in full of all federal, state, local and foreign taxes, and all interest and penalties thereon, imposed with respect to the Termination Benefits, Other Benefits (to the extent applicable), and all additional benefits that you receive in connection with the termination of your employment. The Company will withhold any and all federal, state, local and foreign taxes and charges that the Company is required to withhold from the Termination Benefits and other benefits that you receive in connection with the termination of your employment. You agree not to make any claim against the Company or its direct and indirect parents, subsidiaries and other affiliates (including, without limitation, Verso Holding LLC and Verso Paper Holding LLC) if an adverse determination is made as to the tax treatment of, the Termination Benefits or other benefits that you receive in connection with the termination of your employment.

5. Further Assurances. You agree to execute and deliver any and all other documents and instruments and to take any and all other actions that the Company may reasonably request from time to time to effectuate the intent and purposes of this Agreement and the Waiver if executed.

6. No Admissions. The Company does not admit, in this Agreement or otherwise, that (a) the Company has treated you unlawfully or unfairly in connection with your employment with the Company, the termination of your employment, or otherwise, and (b) the Company has incurred any liability to you or anyone else arising from or relating to your employment with the Company, the termination of your employment, or otherwise.

7. Fees and Expenses. If any party to this Agreement commences a lawsuit or any other legal proceeding against any other party hereto arising from or relating to this Agreement (including, without limitation, to enforce any covenant contained in this Agreement or to obtain any relief or remedy for any breach of this Agreement), the party prevailing in such lawsuit or other legal proceeding will be entitled to receive, in addition to all other relief and remedies to which it may be entitled, an award of all the costs incurred by such party in preparing for an conducting the lawsuit or other legal proceeding, including, without limitation, its reasonable attorneys’ fees and expenses and costs.

8. Choice of Law and Jurisdiction. This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Montgomery County, Ohio, or in the United States District Court for the Southern District of Ohio in Dayton, Ohio. In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

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To indicate your agreement to and acceptance of the terms, conditions and provisions of this Agreement, please sign both copies of this Agreement and return one copy of each document to Robin Carmichael on or before May 13, 2021, using the enclosed pre-paid envelope. The other copy of each document is for your files.

Very truly yours,

/s/ Terrance M. Dyer
Terrance M. Dyer
Verso Corporation
Senior Vice President of
Human Resources and Communications

Agreed to and Accepted:

/s/ Matt Archambeau
Matt Archambeau

Date: 6/23/2021

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EXHIBIT A

VERSO CORPORATION

8540 Gander Creek Drive

Miamisburg, Ohio 45342

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the Termination Benefits, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (this “Waiver”). All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Termination; Termination Date. I acknowledge and agree that my employment with the Company has been terminated, and that the Termination Date is the last day of my active employment with the Company.

2. Delivery of Waiver. I acknowledge that the Company delivered the Agreement and this Waiver to me on April 22, 2021.

3. Effect on Termination Benefits. I acknowledge and agree that unless I sign and do not revoke this Waiver, and unless I comply with all the covenants and perform all the obligations imposed on me in the Agreement, including without limitation any obligations set forth in the Restrictive Covenant Agreement, and this Waiver I will not be entitled to receive any of the Termination Benefits outlined in Exhibit B. I further acknowledge and agree that the Termination Benefits are in addition to any compensation and benefits I have earned from the Company, and that I would not otherwise be entitled to the Termination Benefits but for my execution and non-revocation of the Agreement.

4. Waiver and Release. I, and anyone claiming through me (including, without limitation, my agents, representatives, assigns, heirs, beneficiaries, executors and administrators), hereby irrevocably, unconditionally and forever waive, release and discharge the Company, its direct and indirect parents, subsidiaries and other affiliates (including, without limitation, Verso Holding LLC and Verso Paper Holding LLC), its and their respective predecessors, successors and assigns, and its and their respective former, current and future stockholders, members, partners, directors, officers, managers, employees, agents, representatives, attorneys and insurers (collectively, the “Releasees”) from any and all claims, causes of action, charges, complaints, demands and rights of any nature whatsoever, whether known or unknown, and whether fixed or contingent, arising from, based on, or relating to my employment with the Company, the termination of such employment, my status at any time as a holder of any securities of any Releasee, any act or omission of any Releasee occurring prior to or on the Termination Date, and any dealing, transaction or event involving any Releasee occurring prior to or on the Termination Date, including, without limitation, any and all such claims, causes of action, charges, complaints, demands and rights under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Securities Act of 1933, the Securities Exchange Act of 1934, the

Sarbanes-Oxley Act of 2002, the National Labor Relations Act, all including any amendments thereto and their respective implementing regulations, and any other federal state, all laws of the State of Ohio relating to any subject matter covered by the foregoing laws of the United States of America, and any other federal, state or local law, rule, regulation or common law, in each case as the same may be amended from time to time. This Waiver includes, without limitation, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims for compensation for the time worked and the services performed for the Company, all claims relating to any contract of employment (whether express or implied) with the Company, all claims for the breach of any covenant of good faith or fair dealing (whether express or implied), and any tort of any nature. This Waiver is for any relief or remedy, regardless of how it is denominated, including, without limitation, wages, back pay, front pay, reinstatement, benefits, compensatory damages, punitive or exemplary damages, and attorneys’ fees and expenses. Notwithstanding any provision of this Waiver to the contrary, this Waiver does not apply to any claim or right that may not be waived under applicable law, any claim for my vested interest in any employee benefit plan, program or arrangement maintained by the Company, any claim for unemployment insurance or workers’ compensation, any claim arising from or relating to the Agreement or this Waiver, or any claim that may arise after the Effective Date.

5. No Unreported Work; Proper Payment. I represent that I have reported all hours that I have worked for the Company, and that the Company has properly paid me for all of my hours worked.

6. No Unreported Work-Related Injury or Illness. I represent that I have no unreported work-related injury or illness, and I have no basis to report any such injury or illness.

7. No Claim, Charge, Etc. I hereby covenant and agree that I have not, and will not, file, commence or initiate any claim, charge, complaint, demand, grievance or lawsuit against any Releasee based upon or relating to any of the claims released and forever discharged pursuant to this Waiver. I acknowledge and agree that if I breach this covenant not to sue, I will pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, I agree that I will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Releasees. The parties agree that this Agreement will not prevent me from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise from participating in an administrative investigation. However, to the fullest extent permitted by law, I agree to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which I may be entitled as a result of any claim, charge, or complaint against the Releasees and I agree to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he/she could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Waiver. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

8. No Unlawful Act or Omission; Investigations. I represent that (a) I have no knowledge of any materially unlawful act or omission by the Company in connection with my employment with the Company, the termination of such employment, or otherwise (including without limitation, any false claim made by the Company or any other Releasee to the government or any governmental authority of the United States of America), and I know of no basis on which any such claim could be asserted; (b) I have no knowledge of any materially unlawful act or omission by the director, officer, employee, agent, representative, attorney, contractor, supplier, or customer of the Company or any other person or entity having or desiring to have a business relationship with the Company, and I know of no basis on which any such claim could be asserted; and (c) I have not knowingly engaged in any unlawful act or omission in the course of my employment with the Company, and I know of no basis on which any such claim could be asserted. I will cooperate fully in any investigation conducted by or on behalf of the Company into any matter that occurred at any time during my employment with the Company. I understand that this Waiver does not prevent me from cooperating in any investigation conducted by or on behalf of any federal, state, local or foreign governmental authority, including providing documents or other information, without notice to the Company. To the fullest extent permitted by applicable law, I hereby irrevocably assign to the government of the United States of America any right that I might have to any proceeds or award in connection with any false claim proceeding against the Company or any other Releasee. This Agreement does not limit my right to receive an incentive award for information provided to any government agencies. I further acknowledge and agree that nothing within this Agreement shall be construed as an admission on the part of the Company that (a) the Company or any Releasee has treated me unlawfully or unfairly in connection with my employment with the Company, the termination of my employment, or otherwise, and (b) the Company or any Releasee has incurred any liability to me or anyone else arising from or relating to my employment with the Company, the termination of my employment, or otherwise.

9. Return of Company Property. I represent and agree that I have delivered to the designated authorized representative of the Company all property of the Company in my possession or under my control as of the Termination Date, including, without limitation, all employee identification cards, credit cards, telephone cards, computers and computer equipment, personal digital assistants and handheld electronic information devices (such as an iPhone, Android iPad, or Tablet), and other equipment and property. The Company agrees to help me with the return of all personal information on my Company computer.

10. Confidential Information. I acknowledge that from time to time I had access to trade secrets and Confidential Information (defined below). I represent and agree that: (a) I have delivered to the Company any Confidential Information in my possession or under my control as of the Termination Date; (b) I will not retain any Confidential Information after the Termination Date; and (c) I will not use or disclose any Confidential Information after the Termination Date for any purpose not expressly authorized by the Company. As used herein, the term “Confidential Information” means any item of information or compilation of information, in any form, tangible or intangible, pertaining to the Company’s business that is not authorized by the Company for disclosure to the public or is not readily available to the public through proper means. Confidential Information includes, without limitation, (a) the Company’s business strategies, plans and analyses; purchasing strategies, plans, practices, methods, techniques and information; actual and prospective supplier lists; supplier information and analyses; manufacturing strategies, plans, practices, methods, techniques and information; sales and marketing strategies, plans, practices, methods, techniques and information; actual and prospective customer lists; customer information and analyses; information technology strategies, plans, practices, methods, techniques and information; computer programs and source codes; human resources information and personnel files; accounting and financial information; legal information; research and development information; Inventions; know-how and trade secrets; and (b) information entrusted to the Company in confidence by other persons and entities. The Company agrees to help me with the return of all personal information on my Company computer.

11. Inventions. I acknowledge and agree that the Company owns all rights to and interests in any Invention that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the Termination Date that (a) relates to the Company’s current business or anticipated future businesses, (b) involves the use of the Company’s information, equipment, facilities or supplies, (c) is or was created or conceived of, in whole or part, while working on the Company’s time, or (d) results from my work for the Company. I represent and agree that I have disclosed to the Company all Inventions that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the Termination Date. As used herein, the term “Inventions” means inventions (whether or not patentable), discoveries, innovations, improvements, designs and ideas and related technologies and methodologies (whether or not shown or described in writing or reduced to practice). I understand that my acknowledgement of the Company’s ownership of such Inventions and the required disclosure thereof do not apply to an Invention that does not meet any of the characteristics identified in the first sentence of this Section 11.

12. Non-Disparagement. I agree that upon my Termination Date, I will not publish or communicate disparaging or derogatory statements or opinions about the Company or any other Releasee, including but not limited to, disparaging or derogatory statements or opinions about its or their management, directors, officers, employees, agents, stockholders, research, products or services, to any third party. Furthermore, the Company shall instruct the officers and directors of the Company to not, at any time, publish or communicate disparaging or derogatory statements or opinions about me to any third party. The restrictions of this Section 12 shall not apply to truthful statements made in court, arbitration proceedings or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the reasonable belief of the person making the statement and are not made in bad faith.

13. Restrictive Covenants. I acknowledge and agree that the Restrictive Covenant Agreement survives termination of my employment and the Employment Agreement and that I continue to be bound by the covenants in the Restrictive Covenant Agreement, which governs my post-employment conduct for the periods set forth therein. I further acknowledge and agree that under Section 3.1. of the Employment Agreement, all Termination Benefits in this Waiver are subject to my ongoing compliance with the terms set forth in the Restrictive Covenant Agreement and that such compliance is a material inducement for the Company to provide the Termination Benefits; provided, however, that for the avoidance of doubt the Company agrees Containerboard and Packaging, as interpreted by the Company in good faith, are not part of the Company’s core business and, should I take a role in these segments, it is deemed not to be a violation of the Restrictive Covenant Agreement provided I provide a copy of the Restrictive Covenant Agreement to any prospective employer, contractor, or entity prior to accepting such role and immediately inform the Company upon acceptance of such role. By entering into this Waiver with the Company I acknowledge and agree that I have not engaged in any activities in violation of the Restrictive Covenant Agreement and agree the Company shall have no obligation to issue payment of the Termination Benefits upon my breach of the Restrictive Covenant Agreement and that I shall immediately repay to the Company any Termination Benefits paid to me during a period of any such breach. I further understand my obligation to disclose the Restrictive Covenant Agreement to prospective employers and recruiters as set forth in Section 6 of the Restrictive Covenant Agreement.

14. Binding Effect. I acknowledge and agree that this Waiver is binding on me and my agents, representatives, assigns, heirs, beneficiaries, executors and administrators.

15. Confidentiality. I agree not to disclose the existence or provisions of this Waiver and Exhibit B to any person or entity unless the Company consents to such disclosure in advance and in writing; however, I may, without the Company’s consent, disclose that my employment has terminated, and may make such disclosures as are required by law (including disclosures to governmental and taxing authorities and courts). I may also disclose the existence and provisions of this Waiver and Exhibit B to my spouse and immediate family members and to my attorneys, accountants, tax advisors, and other professional service providers as reasonably necessary, provided that I instruct each such person that the existence and provisions of this Waiver and Exhibit B are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

16. Choice of Law and Jurisdiction. This Waiver will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Waiver and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Waiver must be brought in a court of competent jurisdiction in Montgomery County, Ohio, or in the United States District Court for the Southern District of Ohio in Dayton, Ohio. In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

17. Warranties and Representations. I hereby warrant and represent that:

a.	I have carefully read and fully understand the comprehensive terms and conditions of this Waiver and the release set forth therein;

b.	I am executing this Waiver knowingly and voluntarily, without any duress, coercion, or undue influence by the Company, its representatives, or any other person;

c.	I have had ample opportunity to consult with legal counsel of my own choice before executing this Waiver;

d.	The Termination Benefits constitute good and valuable consideration for the release;

e.	I am fully satisfied with the terms and conditions of this Waiver, including, without limitation, the consideration paid to me;

f.	I am not waiving any rights or claims that may arise after the date this Waiver is executed;

g.	I have had the right to consider the terms of this Waiver for a full 21 days and I hereby waive any and all rights to any further review period; and

h.

I have the right to revoke this Waiver within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by email delivery or facsimile transmission to Angie Shaw, HR Generalist, Human Resources, Verso Corporation, 8540 Gander Creek Dr., Miamisburg, OH 45342. If I revoke this Waiver during the Revocation Period, the Company’s obligations and my obligations shall become null and void in their entirety.

18. Entire Agreement; Severability of Terms. This Waiver, together with the Agreement and any Exhibits, contains the complete, entire understanding of the parties hereto concerning the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed herein. This Waiver supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Waiver may be amended or modified only by written agreement signed by both parties hereto. If any provision of this Waiver is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Waiver, which will continue and remain in full force and effect.

19. Compliance with the Older Worker Benefit Protection Act. I warrant and represent that I have been given 21 days to review this Agreement and any Exhibits, which provides me with information related to my separation of employment, with legal counsel and that I have had fair and full opportunity to consider the terms contained in these documents. I understand that I may revoke this Agreement within seven days after signing. I have the right to sign this Agreement before the expiration of the 21-day consideration period, and if I choose to do so, I understand I am waiving my right to the full 21-day consideration period.

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I acknowledge and agree that I have carefully read this Waiver in its entirety, fully understand and agree to all of its terms, conditions and provisions, and have signed this Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact. Upon signing this Waiver, I agree to deliver it to Robin Carmichael on or before May 13, 2021, using the enclosed pre-paid envelope.

/s/ Matt Archambeau
Matt Archambeau

Date: June 23, 2021

EXHIBIT B

TERMINATION BENEFITS

In exchange for your execution of the Waiver and other good and valuable consideration, the Company agrees to provide to you the following Termination Benefits:

1. Termination Allowance. The Company will pay to you an amount equal to $469,915.56, less normal withholdings for federal and state income and payroll taxes (the Termination Allowance”), which is calculated based on: (1) 175% of your annual base salary in effect immediately prior to your termination ($591,937.50) in accordance with Schedule 2 of the Employment Agreement, less 100% of the relocation benefits paid by the Company ($131,521.94) pursuant to the Payback Agreement; plus (2) $9,500 in lieu of outplacement services. The Termination Allowance will be payable in a lump sum, beginning with the first payroll period after the expiration of the seven (7) day revocation period described in Section 17(h) of the Exhibit A.

2. 2021 Incentive Plan Eligibility. The Company will pay to you a prorated amount of your annual incentive award that may be payable for 2021 if awards are made to eligible active employees under your incentive plan. Payouts will be based solely on the actual level of achievement of Verso’s performance objectives for such year, and payable when the incentive awards under such plan are paid to the other senior executives of Verso.

3. Medical and Dental Insurance. Whether or not you sign the Waiver and Release of Claims Agreement in Exhibit A, you have the right to continue the group medical and dental insurance coverage provided by the Company for you and your eligible dependents during the 18-month period beginning on the first day of the month immediately following the month in which the Termination Date occurred pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that you elect to continue the coverage in accordance with COBRA.

However, if you do sign the Waiver and Release of Claims Agreement and do not revoke your signature during the Revocation Period, and you have medical and/or dental coverages as of your date of termination, you will receive a lump sum from the Company to offset your COBRA premiums. The lump sum will be equal to eighteen (18) months of your current medical and/or dental coverages elected as of your date of termination, fully subsidized by the Company for the first six months, and subsidized by the Company for the employer portion for the remaining 12 months, plus the associated COBRA administration fee. Please note that you will be responsible for the payments of all applicable COBRA premiums during the entire period you are covered under COBRA, which includes your employee portion, at active employee rates, during the remaining 12 months. Failure to pay the premiums to the COBRA Administrator, in a timely manner, will cause COBRA coverage to be terminated. Notwithstanding the foregoing, the Company’s obligation to pay its portion of the continued coverage set forth in this paragraph, will terminate effective as of the last day of the month in which you first become eligible for comparable coverage from another employer, as reasonably determined by the Company.

5. Equity Awards. Any time-based restricted stock units shall vest as of the Termination Date and be settled after you execute the Waiver and Release of Claims Agreement in Exhibit A and do not revoke it within the time period for revocation set forth therein in accordance with the applicable grant agreement(s).

Any performance-based restricted stock units shall remain outstanding and will not vest unless and until the applicable date as of which the conditions to their vesting set forth in the applicable award agreement are met including, but not limited to that you execute the Waiver and do not revoke it within the time period for revocation set forth therein, provided that the condition that you be employed by the Company at the time of vesting shall not apply in accordance with the applicable grant agreement(s).

Notwithstanding any provision to the contrary in the Agreement or elsewhere, if you breach any covenant or fail to perform any obligation imposed on you in the Agreement or the Waiver, you will not be entitled to receive any of the Termination Benefits. All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

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EXHIBIT C

OTHER BENEFITS

The Company has provided or will provide you with certain benefits that are affected by the termination of your employment with the Company. Summary information regarding the benefits and the effects of your termination on them is provided below. The information, being summary in nature, is qualified in its entirety by reference to the written plans, programs, contracts other documents underlying the benefits, and Company policies as modified and adopted by the Company from time to time. If you have any questions about the benefits, please direct your inquiries to Angie Shaw by telephone at 937-242-9209 or by email at angie.shaw@versoco.com. All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Unused Vacation. The Company will pay to you any accrued unused vacation time consistent with the Company’s policy. The amount of your unused vacation is $1,951.44.

2. Medical, Dental, and Vision Insurance. You have the right to continue the group medical, dental, and vision insurance coverage provided by the Company for you and your eligible dependents during the 18-month period beginning on the first day of the month immediately following the month in which the Termination Date occurred pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that you elect to continue the coverage in accordance with COBRA.

3. Retirement Savings Plan (i.e., 401(k) Plan). Your individual contributions and the Company’s matching contributions on your behalf under the Retirement Savings Plan are vested, and your benefits under that plan will be paid in accordance with the applicable terms of the plan. In view of the termination of your employment with the Company, you are encouraged to call Transamerica at toll-free 1-800-422-6103 Option 4 and/or contact your individual financial and tax advisors to discuss the future handling of your Retirement Savings Plan account and the potential financial and tax impacts on you, including, without limitation, the roll-over of the funds in your Retirement Savings Plan account to your personal individual retirement account (i.e., IRA), the withdrawal of funds from your Retirement Savings Plan account (which may subject your account to a penalty for early withdrawal), and any outstanding loan that you may have from your Retirement Savings Plan account.

4. Discretionary Annual Contribution Program. The Company’s contributions on your behalf under the Discretionary Annual Contribution Program (formerly known as the Supplemental Salary Retirement Program) for calendar years 2020 and prior thereto are vested, and your benefits under that plan will be paid in accordance with the applicable terms of the plan.

5. Deferred Compensation Plan. Your benefits under the Company’s Deferred Compensation Plan will be fully vested and paid to you in accordance with the terms of the plan and any election you made thereunder.

6. Basic Life Insurance. If applicable, you have the right to convert the group basic life insurance coverage on your life provided by the Company into an individual life insurance policy offered by Life Insurance Company of North America (“LINA”), without proof of good health, provided that you make the election within 31 days after the Termination Date. You may convert your group basic life insurance coverage into any individual nonparticipating life insurance policy offered by LINA, except term life insurance. The premiums for the individual life insurance policy, which will be at least equal to those for LINA’s whole life insurance plan with the lowest premium, will be higher than those for the group basic life insurance coverage provided by the Company. If you want to convert your group basic life insurance coverage into an individual life insurance policy, you must complete a Life Conversion Information Request Form and submit it, together with a copy of your current Benefits Summary from the Company’s employee self-service portal, to LINA at the address located on the form within 31 days after the Termination Date. The Company will provide you separately with materials relating to the conversion of your group basic life insurance coverage. For additional information or if you have questions about the conversion of your group basic life insurance coverage, you may call LINA at toll-free 1-800-423-1282.

7. Supplemental Life Insurance. If applicable, you have the right to transport (also referred to as “port”) the group supplemental life insurance coverage on your life, the life of your dependent spouse/domestic partner, or the life of a dependent child to an individual life insurance policy offered by LINA, provided that you make the election and answer medical questions satisfactory to LINA within 31 days after the Termination Date. The premiums for the individual life insurance policy, which are grouped in five-year bands, will be higher than those for the group supplemental life insurance coverage provided by the Company. If you want to port your group supplemental life insurance coverage to an individual life insurance policy, you must complete a Group Life Portability Application and submit it, together with a copy of your current Benefits Summary from the Company’s employee self-service portal, to LINA at the address located on the form within 31 days after the Termination Date. The Company will provide you separately with materials relating to the porting of your group supplemental life insurance coverage. For additional information or if you have questions about the porting of your group supplemental life insurance coverage, you may call LINA at toll-free 1-800-423-1282.

8. Educational Assistance. If applicable, the Company will continue to reimburse you for the educational assistance for courses in which you were enrolled on or before the Termination Date, provided that the appropriate approvals were previously obtained and all other requirements of the Company’s educational assistance policy continue to be met.

9. Reimbursement. The Company will reimburse you $1,100 for financial planning expenses you incurred between November 1, 2020 and April 5, 2021 subject to your timely submission of receipts evidencing such costs.

10. D&O Insurance. To the extent the Company maintains coverage under a directors and officers liability insurance policy, you will be entitled to coverage on a basis that is no less favorable than the coverages provided to similarly situated directors and officers.

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TERMINATION ALLOWANCE OVERVIEW

FOR

Matt Archambeau

Employee Number: 223588

Pay Group: GQ6

Original Date of Hire: July 1, 1994

Seniority Date, if applicable: July 1, 1994

Termination Date: April 2, 2021

1.1 Employee’s accrued but unpaid Base Salary as of the Termination Date;

Provided that in connection with any resignation for Good Reason based on a reduction in Base Salary, the Base Salary for this purpose will be the Base Salary prior to reduction;

1.2 Unused Accrued Vacation Payout: TBD

1.3 Reimbursement of reasonable travel and other business expenses: TBD

Incurred by you in the performance of your duties to Verso through the Termination Date. In accordance with Verso’s expense reimbursement policy and procedures.

1.4 & 2.4 Health and Welfare Benefits:

You will receive continued medical and dental insurance coverage during the 18 months beginning on the first day of the month immediately following your termination date, fully subsidized by Verso for the first 6 months, and with the employee paying the standard active employee portion and Verso paying the balance of the cost for the remaining 12 months.

2.1 Performance-Based Incentive Plan:

Any incentive award payable to you under Verso’s annual performance-based incentive plan for any year completed on or prior to the Termination Date that has not been paid to you as of the Termination Date, payable when the incentive awards under such plan are paid to other senior executives of Verso.

2.2 Prorated Annual Performance-Based Incentive Plan: TBD

A prorated incentive award under Verso’s annual performance-based incentive plan for any year in which the Termination Date is prior to December 31, determined on a daily basis with respect to the period of employment during such year, based solely on the actual level of achievement of Verso’s performance objectives for such year, and payable when the incentive awards under such plan are paid to other senior executives of Verso

2.3 Severance Payment Amount: $

A lump sum amount equal to 175% of Employee’s annual base salary in effect immediately prior to the Termination Date which payment will be in lieu of any severance payment to which employee might otherwise be entitled under Verso’s Severance Policy.

Equity Awards -

Any time-based restricted stock units shall vest as of the Termination Date and be settled after you execute the Waiver and do not revoke it within the time period for revocation set forth therein in accordance with the applicable grant agreement(s).

Any performance-based restricted stock units shall remain outstanding and will not vest unless and until the applicable date as of which the conditions to their vesting set forth in the applicable award agreement are met including, but not limited to that you execute the Waiver and do not revoke it within the time period for revocation set forth therein, provided that the condition that you be employed by the Company at the time of vesting shall not apply in accordance with the applicable grant agreement(s).

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